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THE BEARD COMPANY                                               News Release
       Enterprise Plaza, Suite 320
          5600 North May Avenue                         Herb Mee, Jr., President
       Oklahoma City, Oklahoma 73112
      (405) 842-2333    OTCBB:  BRCO

                                THE BEARD COMPANY
                              COMPLETES $1,200,000
                                 NOTE PLACEMENT

FOR IMMEDIATE RELEASE:  Friday, May 31, 2002

     Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today announced that it has completed the sale of $1,200,000 of 10% Subordinated Notes due September 30, 2003 (the "Maturity Date") to a group of private investors. $705,000 of the Notes were sold by an investment banking firm which received 5-year Warrants to purchase 45,000 shares of Beard common stock as part of its sales compensation. $495,000 of the Notes were sold by the Company. The Notes were accompanied by a contingent right to receive five-year Warrants to purchase up to 240,000 shares of Beard common stock upon the satisfaction of certain holding requirements in connection with the Notes. The Warrants have an exercise price of $1.00 per share for the first three years and $1.25 per share thereafter.

     A condition of the Notes is that they must be redeemed by the Company within 10 days following receipt of the McElmo Dome settlement. If the Notes have not been redeemed by the Maturity Date, the Maturity Date will be extended to March 31, 2005, and the exercise price of the Warrants will be reduced to $0.75 per share. The securities have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the absence of an effective registration statement or an applicable exemption from the registration requirements.

     Herb Mee, Jr., President, said that proceeds from the note placement have been used to pay down the Company's lines of credit and to provide additional working capital. Primary purpose of the offering was to provide funds to enable the Company to "bridge the gap" until it receives its anticipated $3.5 million share of the settlement from the McElmo Dome litigation or until its Coal and China Segments have achieved profitability.

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of composting plants in China, and its e-commerce activities related to the development of starpay(TM)'s patent-pending payment system for use on the Internet.

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FOR FURTHER INFORMATION CONTACT:    Herb Mee, Jr., President
                                    THE BEARD COMPANY
                                    (405) 842-2333